Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CTI Advances Pixantrone E.U. Marketing

Authorization Application; Retires

Convertible Debt Due in 2010

Submitted revised and expanded Pediatric Investigation Plan; Submitted SPA for new pixantrone trial in aggressive NHL; Set End of Review FDA meeting

August 5, 2010 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the second quarter ended June 30, 2010.

“We continue to make progress on moving the pixantrone Marketing Authorization Application (“MAA”) forward in Europe with the submission of a revised and expanded Pediatric Investigation Plan (“PIP”) as part of the application filing for an MAA in Europe. In the U.S., we look forward to meeting with the U.S. Food and Drug Administration (the “FDA”) in August to discuss our proposed new combination trial for pixantrone in aggressive non-Hodgkin’s lymphoma (“NHL”),” said James A. Bianco, M.D., Chief Executive Officer of the Company. “On the financial front, we have retired all of our convertible debt due in 2010 and removed that obligation from our balance sheet leaving only two convertible debt maturities remaining in April and December of next year for a total of $21 million.”

Recent Highlights

•	Submitted revised and expanded PIP for pixantrone as part of the MAA submission process. The company plans to submit an MAA for pixantrone in the second half 2010.

•	Signed a long-term manufacturing agreement with NerPharMa S.r.l (a pharmaceutical manufacturing company belonging to Nerviano Medical Sciences S.r.l. in Nerviano, Italy) for pixantrone.

•	Submitted a proposal for a new clinical trial for pixantrone in aggressive NHL under the FDA’s Special Protocol Assessment process.

•	Retired all convertible debt due in 2010 including principal and interest with a payment of $39.3 million.

www.CellTherapeutics.com

•

Reported exploratory analyses from pivotal trial presented at an advisory panel during the 15th Congress of the European Hematology Association Reported demonstrated that complete responses to pixantrone are correlated with prolonged survival in patients with relapsed or refractory aggressive NHL.

•

Initiated two phase II programs with the Mayo Clinic’s clinical trial network, North Central Cancer Treatment Group: one program with pixantrone in metastatic breast cancer and one trial using brostallicin in triple negative metastatic breast cancer.

•

At the American Society of Clinical Oncology Annual Meeting in June, the Company reported on the positive results of a phase II study using OPAXIO as a radiosensitizer in the treatment of esophageal cancer.

For the quarter ended June 30, 2010, total net operating expenses were $20.0 million compared to $21.7 million for the same period in 2009. Net loss attributable to common shareholders was $53.6 million ($0.08 per share) for the quarter ended June 30, 2010 compared to a net loss attributable to common shareholders of $27.4 million ($0.06 per share) for the same period in 2009. The increase in net loss is mainly due to non-cash expenses. These non-cash expenses included $30.2 million in deemed dividends on preferred stock and $7.6 million in equity based compensation for the quarter ended June 30, 2010.

For the six months ended June 30, 2010, total net operating expenses were $45.8 million, compared to $28.3 million for the same period in 2009. The increase in net operating expenses is mainly a result of a $15.3 million non-cash equity based compensation expense in the first half of 2010 and a $10.2 million gain on the sale of the Company’s investment in the Zevalin joint venture in the first quarter of 2009. Net loss attributable to common shareholders was $97.8 million ($0.15 per share), compared to a net loss attributable to common shareholders of $40.6 million ($0.11 per share) for the same period in 2009. For the six month period, the increase in net loss is mainly due to non-cash expenses including $47.4 million in deemed dividends on preferred stock and $15.3 million in equity based compensation for the first half of 2010.

CTI had approximately $64.5 million in cash and cash equivalents as of June 30, 2010. This amount was before the payment of $39.3 million for retirement of the convertible debt due in 2010, which was paid off in early July 2010, and the receipt of $4.1 million in gross proceeds received from the Company’s equity financing in July 2010.

Conference Call Information

On Thursday, August 5, 2010, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2010 second quarter achievements and financial results.

www.CellTherapeutics.com

Conference Call Numbers

Thursday, August 5, 20108:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m.

Pacific Time

1-877-941-2930 (US Participants)

1-480-629-9690 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4329084#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMEA, that the FDA may not accept the Company’s SPA and/or proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not initiate a new clinical trial for pixantrone in 2010, that the Company may not submit the MAA during the second half of 2010, that the EMEA may not accept the MAA, that the EMEA may not accept the PIP, that the Company may not be able to retire its 2011 debt, and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the Company may not obtain shareholder approval to amend the Company’s amended and restated articles of incorporation to increase the Company’s authorized shares of common stock at the Company’s Annual Meeting of Shareholders scheduled to be held on September 16, 2010, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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www.CellTherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
License and contract revenue	$299	$20	$319	$40

Total revenues	299	20	319	40

Operating expenses, net:
Research and development	6,914	7,320	14,274	15,276
Selling, general and administrative	13,068	10,580	31,485	19,330
Restructuring charges	—	3,820	—	3,944
Gain on sale of investment in joint venture	—	—	—	(10,244)

Total operating expenses, net	19,982	21,720	45,759	28,306

Loss from operations	(19,683)	(21,700)	(45,440)	(28,266)
Other income (expense):
Investment and other income, net	1	37	263	71
Interest expense	(776)	(1,583)	(1,563)	(3,200)
Amortization of debt discount and issuance costs	(219)	(497)	(434)	(5,348)
Foreign exchange gain (loss)	(825)	54	(1,300)	95
Debt conversion expense	(2,031)	—	(2,031)	—
Make-whole interest expense	—	—	—	(6,345)
Gain on derivative liabilities, net	—	1,596	—	7,218
Gain on exchange of convertible notes	—	7,201	—	7,201
Equity loss from investment in joint venture	—	—	—	(1,204)
Settlement expense, net	—	(3,198)	—	(3,368)

Net loss before noncontrolling interest	(23,533)	(18,090)	(50,505)	(33,146)
Noncontrolling interest	51	63	103	152

Net loss attributable to CTI	(23,482)	(18,027)	(50,402)	(32,994)
Gain on restructuring of preferred stock	—	—	—	2,116
Preferred stock dividends	—	(1)	—	(24)
Deemed dividends on preferred stock	(30,157)	(9,398)	(47,434)	(9,648)

Net loss attributable to CTI common shareholders	$(53,639)	$(27,426)	$(97,836)	$(40,550)

Basic and diluted net loss per common share	$(0.08)	$(0.06)	$(0.15)	$(0.11)

Shares used in calculation of basic and diluted net loss per common share	665,963	446,174	632,658	366,293

Balance Sheet Data:

			(amounts in thousands)
			June 30, 2010	December 31, 2009
			(unaudited)
Cash and cash equivalents			$64,534	$37,811
Working capital			3,295	(21,694)
Total assets			94,578	69,595
Convertible debt			60,553	62,142
Accumulated deficit			(1,526,919)	(1,429,083)
Total shareholders’ equity (deficit)			4,616	(18,769)